Exhibit 99.3

Lexicon Pharmaceuticals, Inc.

Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Lexicon Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Lexicon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lexicon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”), and retrospectively applied its presentation and disclosure requirements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lexicon Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 3, 2009
except for the effects of the adoption of SFAS No. 160 discussed in Note 3, as to which the date is September 1, 2009

Lexicon Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except par value)

	As of December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$85,873	$22,938
Short-term investments, including restricted investments of $430	629	199,171
Short-term investments held by Symphony Icon, Inc.	16,610	36,666
Accounts receivable, net of allowances of $35	568	1,763
Prepaid expenses and other current assets	5,487	4,112
Total current assets	109,167	264,650
Long-term investments	55,686	—
Property and equipment, net of accumulated depreciation and amortization of $71,102 and $65,004, respectively	65,087	70,829
Goodwill	25,798	25,798
Other assets	5,770	8,019
Total assets	$261,508	$369,296

Liabilities and Equity
Current liabilities:
Accounts payable	$7,926	$7,344
Accrued liabilities	6,615	9,093
Current portion of deferred revenue	5,672	18,030
Current portion of long-term debt	963	880
Total current liabilities	21,176	35,347
Deferred revenue, net of current portion	14,212	16,126
Long-term debt	29,529	30,493
Other long-term liabilities	764	759
Total liabilities	65,681	82,725

Commitments and contingencies

Equity:
Lexicon Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock, $.01 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value; 300,000 shares authorized; 136,797 and 136,796 shares issued and outstanding, respectively	137	137
Additional paid-in capital	672,838	666,702
Accumulated deficit	(487,395)	(410,535)
Accumulated other comprehensive loss	—	(4)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	185,580	256,300
Noncontrolling interest in Symphony Icon, Inc.	10,247	30,271
Total equity	195,827	286,571
Total liabilities and equity	$261,508	$369,296

The accompanying notes are an integral part of these consolidated financial statements.

Lexicon Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Collaborative research	$27,177	$48,080	$68,373
Subscription and license fees	5,144	2,038	4,425
Total revenues	32,321	50,118	72,798
Operating expenses:
Research and development, including stock-based compensation of $3,941, $5,150 and $4,394, respectively	108,575	104,332	106,695
General and administrative, including stock-based compensation of $2,559, $2,776 and $2,636, respectively	20,281	20,740	21,334
Total operating expenses	128,856	125,072	128,029
Loss from operations	(96,535)	(74,954)	(55,231)
Loss on long-term investments, net	(1,314)	—	—
Interest income	5,762	7,286	3,653
Interest expense	(2,691)	(2,771)	(3,253)
Other (expense) income, net	(2,106)	(794)	401
Consolidated net loss before taxes	(96,884)	(71,233)	(54,430)
Income tax provision	—	—	119
Consolidated net loss	(96,884)	(71,233)	(54,311)
Less: net loss attributable to noncontrolling interest in Symphony Icon, Inc.	20,024	12,439	—
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(76,860)	$(58,794)	$(54,311)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.56)	$(0.59)	$(0.81)
Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	136,797	99,798	66,876

The accompanying notes are an integral part of these consolidated financial statements.

Lexicon Pharmaceuticals, Inc.
Consolidated Statements of Stockholders’ Equity
(In thousands)

	Lexicon Pharmaceuticals, Inc. Stockholders
						Accumulated
			Additional	Deferred		Other
	Common Stock		Paid-In	Stock	Accumulated	Comprehensive		Noncontrolling	Total
	Shares	Par Value	Capital	Compensation	Deficit	Loss	Total	Interest	Equity

Balance at December 31, 2005	64,554	$64	$383,222	$(2)	$(297,430)	$(52)	$85,802	$—	$85,802
Stock-based compensation	—	—	7,030	2	—	—	7,032	—	7,032
Direct placement of common stock, net of offering costs	11,582	12	41,084	—	—	—	41,096	—	41,096
Common stock issued for note repayment	1,512	2	5,489	—	—	—	5,491	—	5,491
Exercise of common stock options	156	—	355	—	—	—	355	—	355
Net loss	—	—	—	—	(54,311)	—	(54,311)	—	(54,311)
Unrealized gain on investments	—	—	—	—	—	36	36	—	36
Comprehensive loss							(54,275)		(54,275)
Balance at December 31, 2006	77,804	78	437,180	—	(351,741)	(16)	85,501	—	85,501
Stock-based compensation	—	—	7,926	—	—	—	7,926	—	7,926
Issuance of common stock to Invus, L.P., net of fees	50,825	51	197,911	—	—	—	197,962	—	197,962
Issuance of common stock to Symphony Holdings, LLC, net of fees	7,651	8	22,793	—	—	—	22,801	—	22,801
Purchase of noncontrolling interest by preferred shareholders of Symphony Icon, Inc.	—	—	—	—	—	—	—	42,710	42,710
Issuance of common stock	516	—	892	—	—	—	892	—	892
Net loss	—	—	—	—	(58,794)	—	(58,794)	(12,439)	(71,233)
Unrealized gain on investments	—	—	—	—	—	12	12	—	12
Comprehensive loss							(58,782)		(71,221)
Balance at December 31, 2007	136,796	137	666,702	—	(410,535)	(4)	256,300	30,271	286,571
Stock-based compensation	—	—	6,135	—	—	—	6,135	—	6,135
Exercise of common stock options	1	—	1	—	—	—	1	—	1
Net loss	—	—	—	—	(76,860)	—	(76,860)	(20,024)	(96,884)
Unrealized gain on investments	—	—	—	—	—	4	4	—	4
Comprehensive loss							(76,856)		(96,880)
Balance at December 31, 2008	136,797	$137	$672,838	$—	$(487,395)	$—	$185,580	$10,247	$195,827

The accompanying notes are an integral part of these consolidated financial statements.

Lexicon Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Consolidated net loss	$(96,884)	$(71,233)	$(54,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,929	9,262	10,561
Amortization of intangible assets, other than goodwill	—	—	640
Amortization of Symphony Icon purchase option	2,141	1,160	—
Stock-based compensation	6,500	7,926	7,030
Loss on auction rate securities	13,374	—	—
Gain on ARS Rights	(12,060)	—	—
Loss on disposal of property and equipment	—	—	35
Changes in operating assets and liabilities:
(Increase) decrease in receivables	1,195	(577)	1,423
(Increase) decrease in prepaid expenses and other current assets	(1,375)	255	(623)
Decrease in other assets	108	109	240
Increase (decrease) in accounts payable and other liabilities	(2,256)	2,619	1,678
Decrease in deferred revenue	(14,272)	(23,844)	(23,582)
Net cash used in operating activities	(95,600)	(74,323)	(56,909)
Cash flows from investing activities:
Purchases of property and equipment	(2,187)	(1,900)	(3,579)
Proceeds from disposal of property and equipment	—	1	56
Purchases of investments held by Symphony Icon, Inc.	—	(44,991)	—
Maturities of investments held by Symphony Icon, Inc.	20,056	8,325	—
Purchase of short-term investments	(39,847)	(260,739)	(67,688)
Sale of short-term investments	181,393	111,353	95,676
Net cash provided by (used in) investing activities	159,415	(187,951)	24,465
Cash flows from financing activities:
Proceeds from issuance of common stock to Invus, L.P., net of fees	—	197,962	—
Proceeds from issuance of common stock to Symphony Holdings, LLC, net of fees	—	14,237	—
Proceeds from issuance of common stock	1	892	41,451
Repayment of debt borrowings	(881)	(815)	(751)
Proceeds from purchase of noncontrolling interest by preferred shareholders of Symphony Icon, Inc.	—	42,710	—
Net cash provided by (used in) financing activities	(880)	254,986	40,700
Net increase (decrease) in cash and cash equivalents	62,935	(7,288)	8,256
Cash and cash equivalents at beginning of year	22,938	30,226	21,970
Cash and cash equivalents at end of year	$85,873	$22,938	$30,226

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,599	$2,665	$2,725

Supplemental disclosure of noncash investing and financing activities:
Common stock issued for purchase option in conjunction with Symphony Icon financing	$—	$8,564	$—
Unrealized gain on investments	$4	$12	$36
Deferred stock compensation, net of reversals	$—	$—	$2
Issuance of common stock to repay note and accrued interest	$—	$—	$5,491

 The accompanying notes are an integral part of these consolidated financial statements.

Lexicon Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

December 31, 2008

1. Organization and Operations

Lexicon Pharmaceuticals, Inc. (“Lexicon” or the “Company”) is a Delaware corporation incorporated on July 7, 1995. Lexicon was organized to discover the functions and pharmaceutical utility of genes and use those gene function discoveries in the discovery and development of pharmaceutical products for the treatment of human disease.

Lexicon has financed its operations from inception primarily through sales of common and preferred stock, payments received under collaboration and alliance agreements, database subscription agreements, government grants and contracts, technology licenses, and financing obtained under debt and lease arrangements. The Company’s future success is dependent upon many factors, including, but not limited to, its ability to discover and develop pharmaceutical products for the treatment of human disease, discover additional promising candidates for drug discovery and development using its gene knockout technology, establish additional collaboration and license agreements, achieve milestones under such agreements, obtain and enforce patents and other proprietary rights in its discoveries, comply with federal and state regulations, and maintain sufficient capital to fund its activities. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company’s future success.

2. Summary of Significant Accounting Policies

Basis of Presentation: The accompanying consolidated financial statements include the accounts of Lexicon and its wholly-owned subsidiaries, as well as one variable interest entity, Symphony Icon, Inc. (“Symphony Icon”), for which the Company is the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). Intercompany transactions and balances are eliminated in consolidation.

Use of Estimates: The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-term Investments: Lexicon considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2008, short-term investments consist of certificates of deposit. As of December 31, 2007, short-term investments consisted of certificates of deposit, U.S. government agency debt obligations, corporate debt securities and auction rate securities. Short-term investments are classified as available-for-sale securities and are carried at fair value, based on quoted market prices of the securities. The Company views its available-for-sale securities as available for use in current operations regardless of the stated maturity date of the security. Unrealized gains and losses on such securities are reported as a separate component of stockholders’ equity. Net realized gains and losses, interest and dividends are included in interest income. The cost of securities sold is based on the specific identification method.

Restricted Cash and Investments: Lexicon is required to maintain restricted cash or investments to collateralize standby letters of credit for the lease on its office and laboratory facilities in Hopewell, New Jersey (see Note 11). As of December 31, 2008 and 2007, restricted cash and investments were $0.4 million.

Long-term Investments: Lexicon classifies its investments as either current or long-term based upon the investments' contractual maturities and Lexicon’s intent and ability to convert such instruments to cash within one year. As of December 31, 2008, long-term investments consist of auction rate securities and auction rate security rights (“ARS Rights”) obtained from UBS AG, the investment bank that sold Lexicon the auction rate securities it currently holds (see Note 4). Lexicon has elected to classify its long-term investments as trading securities, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which requires recording these securities at fair value.

Accounts Receivable: Lexicon records trade accounts receivable in the normal course of business related to the sale of products or services. The allowance for doubtful accounts takes into consideration such factors as historical write-offs, the economic climate and other factors that could affect collectibility. Write-offs are evaluated on a case by case basis.

Concentration of Credit Risk: Lexicon’s cash equivalents, investments and accounts receivable represent potential concentrations of credit risk. The Company attempts to minimize potential concentrations of risk in cash equivalents and investments by placing investments in high-quality financial instruments. The Company’s accounts receivable are unsecured and are concentrated in pharmaceutical and biotechnology companies located in the United States, Europe and Japan. The Company has not experienced any significant credit losses to date. In 2008, customers in the United States and Europe represented 68% and 32% of revenue, respectively. In 2007, customers in the United States, Europe and Japan represented 66%, 29% and 5% of revenue, respectively. In 2006, customers in the United States, Europe and Japan represented 66%, 21% and 13% of revenue, respectively. At December 31, 2008, management believes that the Company has no significant concentrations of credit risk.

Segment Information and Significant Customers: Lexicon operates in one business segment, which primarily focuses on the discovery of the functions and pharmaceutical utility of genes and the use of those gene function discoveries in the discovery and development of pharmaceutical products for the treatment of human disease. Substantially all of the Company’s revenues have been derived from drug discovery alliances, target validation collaborations for the development and, in some cases, analysis of the physiological effects of genes altered in knockout mice, technology licenses, subscriptions to its databases, government grants and contracts and compound library sales. In 2008, Bristol-Myers Squibb Company, N.V. Organon and Genentech, Inc. represented 32%, 29% and 13% of revenues, respectively. In 2007, Organon, Bristol-Myers Squibb and the Texas Enterprise Fund represented 27%, 23% and 22% of revenues, respectively. In 2006, Bristol-Myers Squibb, Organon and Takeda Pharmaceutical Company Limited represented 35%, 21% and 12% of revenues, respectively.

Property and Equipment: Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful life of the assets which ranges from three to 40 years. Maintenance, repairs and minor replacements are charged to expense as incurred. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Significant renewals and betterments are capitalized.

Impairment of Long-Lived Assets: Under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.

Goodwill Impairment: Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but is tested at least annually for impairment at the reporting unit level. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The first step in the impairment process is to determine the fair value of the reporting unit and then compare it to the carrying value, including goodwill. If the fair value exceeds the carrying value, no further action is required and no impairment loss is recognized. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the carrying value of goodwill has been impaired. There was no impairment of goodwill in 2008, 2007 or 2006.

Revenue Recognition: Revenues are recognized under Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured. Payments received in advance under these arrangements are recorded as deferred revenue until earned. Revenues are earned from drug discovery and development collaborations, target validation collaborations, database subscriptions, technology licenses, and government grants and contracts.

Upfront fees under drug discovery and development collaborations are recognized as revenue on a straight-line basis over the estimated period of service, generally the contractual research term, as this period is Lexicon’s best estimate of the period over which the services will be rendered, to the extent they are non-refundable. Lexicon has determined that the level of effort it performs to meet its obligations is fairly constant throughout the estimated periods of service. As a result, Lexicon has determined that it is appropriate to recognize revenue from such agreements on a straight-line basis, as management believes this reflects how the research is provided during the initial period of the agreement. When it becomes probable that a collaborator will extend the research period, Lexicon adjusts the revenue recognition method as necessary based on the level of effort required under the agreement for the extension period.

Research funding under these alliances is recognized as services are performed to the extent they are non-refundable, either on a straight-line basis over the estimated service period, generally the contractual research term, or as contract research costs are incurred. Milestone-based fees are recognized upon completion of specified milestones according to contract terms. Payments received under target validation collaborations and government grants and contracts are recognized as revenue as Lexicon performs its obligations related to such research to the extent such fees are non-refundable. Non-refundable technology license fees are recognized as revenue upon the grant of the license when performance is complete and there is no continuing involvement.

The Company analyzes its multiple element arrangements to determine whether the elements can be separated and accounted for individually as separate units of accounting in accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables.” An element of a contract can be accounted for separately if the delivered elements have standalone value to the collaborator and the fair value of any undelivered elements is determinable through objective and reliable evidence. If an element is considered to have standalone value but the fair value of any of the undelivered items cannot be determined, all elements of the arrangement are recognized as revenue over the period of performance for such undelivered items or services.

Research and Development Expenses: Research and development expenses consist of costs incurred for company-sponsored as well as collaborative research and development activities. These costs include direct and research-related overhead expenses and are expensed as incurred. Patent costs and technology license fees for technologies that are utilized in research and development and have no alternative future use are expensed when incurred.

Stock-Based Compensation: Lexicon’s stock-based compensation plans are accounted for under the recognition and measurement provisions of SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS No. 123(R)”). This statement requires companies to recognize compensation expense in the statement of operations for share-based payments, including stock options issued to employees, based on their fair values on the date of the grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award. Stock-based compensation expense is recognized on a straight-line basis. As of December 31, 2008, stock-based compensation cost for all outstanding unvested options was $8.1 million, which is expected to be recognized over a weighted-average period of 1.2 years.

The fair value of stock options is estimated at the date of grant using the Black-Scholes method. The Black-Scholes option-pricing model requires the input of subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of determining the fair value of stock options granted subsequent to the adoption of SFAS No. 123(R), the Company segregated its options into two homogeneous groups, based on exercise and post-vesting employment termination behaviors, resulting in a change in the assumptions used for expected option lives and forfeitures. Expected volatility is based on the historical volatility in the Company’s stock price. The following weighted-average assumptions were used for options granted in the years ended December 31, 2008, 2007 and 2006, respectively:

	Expected Volatility	Risk-free Interest Rate	Expected Term	Estimated Forfeitures	Dividend Rate
December 31, 2008:
Employees	66%	2.9%	6	22%	0%
Officers and non-employee directors	66%	3.8%	9	6%	0%
December 31, 2007:
Employees	66%	4.5%	6	21%	0%
Officers and non-employee directors	67%	4.6%	9	4%	0%
December 31, 2006:
Employees	69%	4.6%	7	18%	0%
Officers and non-employee directors	69%	4.7%	9	3%	0%

Net Loss per Common Share: Net loss per common share is computed using the weighted average number of shares of common stock outstanding. Shares associated with stock options and warrants are not included because they are antidilutive.

Comprehensive Loss: Comprehensive loss is comprised of net loss and unrealized gains and losses on available-for-sale securities. Comprehensive loss is reflected in the consolidated statements of stockholders’ equity. There were $4,000, $12,000 and $36,000 of unrealized gains in the years ended December 31, 2008, 2007 and 2006, respectively.

3. Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. More specifically, SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, which ranks the quality and reliability of the information used to determine fair value. SFAS No. 157 was effective January 1, 2008 for financial assets and liabilities and will be effective January 1, 2009 for non-financial assets and liabilities. The adoption of SFAS No. 157 for financial assets and liabilities did not have an effect on the Company’s financial condition or results of operations. The Company is currently evaluating the effect, if any, of the adoption of this statement for non-financial assets and liabilities on its financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115,” which provides a fair value option election that permits entities to irrevocably elect to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings as they occur. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company’s adoption of SFAS No. 159 on January 1, 2008 did not materially affect its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(Revised), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations,” and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company expects to adopt this statement on January 1, 2009. SFAS No. 141(R)’s impact on accounting for business combinations is dependent upon acquisitions, if any, made on or after that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment. The statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The Company adopted SFAS No. 160 on January 1, 2009. SFAS No. 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. The principal effect on the prior year consolidated balance sheets is summarized below:

	December 31,
	2008	2007
	(in thousands)
Equity, as previously reported	$185,580	$256,300
Increase as a result of adoption of SFAS No. 160	10,247	30,271
Equity, as adjusted	$195,827	$286,571

Additionally, the adoption of SFAS No. 160 requires that consolidated net loss be adjusted to include the net loss attributable to the noncontrolling interest, and a new separate caption for net loss attributable to Lexicon Pharmaceuticals, Inc. be presented in the consolidated statements of operations. Thus, after adoption of SFAS No. 160, consolidated net loss increased by $20.0 million and $12.4 million for the years ended December 31, 2008 and 2007, respectively, and net loss attributable to Lexicon Pharmaceuticals, Inc. is equal to net loss as previously reported prior to the adoption of SFAS No. 160. There was no impact to the financial statements as a result of adopting SFAS No. 160 for the year ended December 31, 2006.

4. Cash and Cash Equivalents and Investments

The fair value of cash and cash equivalents and investments held at December 31, 2008 and 2007 are as follows:

	As of December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
		(In thousands)
Cash and cash equivalents	$85,873	$—	$—	$85,873

Securities maturing within one year:
Certificates of deposit	629	—	—	629
Total short-term investments	$629	$—	$—	$629
Securities maturing after one year through five years:
ARS Rights	—	12,060	—	12,060
Securities maturing after ten years:
Auction rate securities	57,000	—	(13,374)	43,626
Total long-term investments	$57,000	$12,060	$(13,374)	$55,686
Short-term investments held by Symphony Icon, Inc.:
Cash and cash equivalents	16,610	—	—	16,610
Total short-term investments held by Symphony Icon, Inc.	$16,610	$—	$—	$16,610

Total cash and cash equivalents and investments	$160,112	$12,060	$(13,374)	$158,798

	As of December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
		(In thousands)
Cash and cash equivalents	$22,950	$—	$(12)	$22,938

Securities maturing within one year:
Certificates of deposit	6,312	—	(3)	6,309
Corporate debt securities	41,162	12	(51)	41,123
Commercial papers	71,214	47	—	71,261
U.S. government agencies securities	2,500	3	—	2,503
Total securities maturing within one year	121,188	62	(54)	121,196
Securities maturing after ten years:
Auction rate securities	77,975	—	—	77,975
Total available-for-sale investments	$199,163	$62	$(54)	$199,171
Short-term investments held by Symphony Icon, Inc.:
Cash and cash equivalents	36,666	—	—	36,666
Total short-term investments held by Symphony Icon, Inc.	$36,666	$—	$—	$36,666

Total cash and cash equivalents and investments	$258,779	$62	$(66)	$258,775

There were $123,000 of realized gains for the year ended December 31, 2008. There were no realized gains or losses for the years ended December 31, 2007 and 2006.

At December 31, 2008, Lexicon held $57.0 million (par value), with an estimated fair value of $43.6 million, of AAA rated investments with an auction interest rate reset feature, known as auction rate securities. These notes are issued by various state agencies for the purpose of financing student loans. The securities have historically traded at par and are redeemable at par plus accrued interest at the option of the issuer. Interest is typically paid at the end of each auction period or semiannually. Until February 2008, the market for Lexicon’s auction rate securities was highly liquid. Starting in February 2008, a substantial number of auctions “failed,” meaning that there was not enough demand to sell all of the securities that holders desired to sell at auction. The immediate effect of a failed auction is that such holders cannot sell the securities at auction and the interest rate on the security generally resets to a maximum interest rate. In the case of funds invested by Lexicon in auction rate securities which are the subject of a failed auction, Lexicon may not be able to access the funds without a loss of principal, unless a future auction on these investments is successful or the issuer redeems the security. As of December 31, 2008, Lexicon classified its entire auction rate security investment balance as long-term investments on its consolidated balance sheet because of the Company’s inability to determine when its investments in auction rate securities would be sold. Lexicon has also modified its current investment strategy to reallocate its investments more into U.S. treasury securities and U.S. treasury-backed money market investments.

At December 31, 2008, observable auction rate securities market information was not available to determine the fair value of Lexicon’s investments. Lexicon has estimated the fair value of these securities at $43.6 million as of December 31, 2008 using models of the expected future cash flows related to the securities and taking into account assumptions about the cash flows of the underlying student loans, as well as secondary market trading data. The assumptions used in preparing the discounted cash flow model include estimates of interest rates, timing and amount of cash flows, liquidity premiums and expected holding periods of the auction rate securities, based on data available as of December 31, 2008. The underlying sources of these assumptions are volatile and the assumptions are subject to change as those sources and market conditions change. Because Lexicon does not intend to hold these securities until the par value is recoverable through the auction process and management believes the decline in fair value is other-than-temporary, Lexicon recorded a loss of $13.4 million for the year ended December 31, 2008 to reflect the decline in value of these securities, which is shown as loss on long-term investments in the consolidated statement of operations. If the current market conditions deteriorate further, or a recovery in market values does not occur, Lexicon may be required to record additional unrealized or realized losses in future quarters.

In November 2008, Lexicon accepted an offer from UBS AG, the investment bank that sold Lexicon the auction rate securities, providing Lexicon with rights related to its auction rate securities (“ARS Rights”). The ARS Rights permit Lexicon to require UBS to purchase its $57.0 million (par value) of auction rate securities at par value during the period from June 30, 2010 through July 2, 2012. Conversely, UBS has the right, in its discretion, to purchase or sell the securities at any time by paying Lexicon the par value of such securities. Management expects to exercise the ARS Rights and sell Lexicon’s auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the ARS Rights. Lexicon is also eligible to borrow from an affiliate of UBS at no net cost up to 75% of the market value of the securities, as determined by such affiliate, which loans would become payable upon the investment bank’s purchase or sale of the securities (see note 9).

The enforceability of the ARS Rights results in a separate asset that will be measured at its fair value. Lexicon elected to measure the ARS Rights under the fair value option of SFAS 159, and recorded a gain of approximately $12.1 million, which is reflected in loss on long-term investments, net, and recorded a corresponding long-term investment. As a result of accepting the ARS Rights, Lexicon has elected to classify the ARS Rights and reclassify its investments in auction rate securities as trading securities, as defined by SFAS No. 115. As a result, Lexicon will be required to assess the fair value of these two individual assets and record changes each period until the ARS Rights are exercised and the auction rate securities are redeemed. Lexicon expects that subsequent changes in the value of the ARS Rights will largely offset the subsequent fair value movements of the auction rate securities, subject to the continued expected performance by the investment bank of its obligations under the agreement.

Excluding auction rate securities and the ARS Rights, at December 31, 2008, Lexicon had approximately $103.1 million in cash and cash equivalents and short-term investments, including $16.6 million in investments held by Symphony Icon. Management believes that the working capital available to Lexicon excluding the funds held in auction rate securities will be sufficient to meet its cash requirements for at least the next 12 months.

5. Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its investments and measures these assets on a quarterly basis. Financial assets recorded at fair value in the consolidated balance sheet are categorized by the level of objectivity associated with the inputs used to measure their fair value. SFAS No. 157 defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1 – quoted prices in active markets for identical investments

Level 2 – other significant observable inputs (including quoted prices for similar investments, market corroborated inputs, etc.)

Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the credit risk associated with investing in those securities. Based on market conditions and the unavailability of Level 1 inputs, during the year ended December 31, 2008, the Company adopted a valuation methodology that involves discounted cash flow analysis and secondary market data for its auction rate securities. Accordingly, the investments in auction rate securities changed from Level 1 to Level 3 within SFAS No. 157’s valuation levels since the Company’s initial adoption of SFAS No. 157 on January 1, 2008. In addition, the Company obtained ARS Rights from UBS, and the ARS Rights have been recorded at fair value as determined using a discounted cash flow valuation methodology. The following tables provide the fair value measurements of applicable Company financial assets according to the fair value levels defined by SFAS No. 157 as of December 31, 2008 and 2007.

	Financial Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3
	(in thousands)
Cash and cash equivalents	$85,873	$—	$—
Short-term investments	629	—	—
Short-term investments held by Symphony Icon, Inc.	16,610	—	—
Long-term investments	—	—	55,686
Total cash and cash equivalents and investments	$103,112	$—	$55,686

	Financial Assets at Fair Value as of December 31, 2007
	Level 1	Level 2	Level 3
	(in thousands)

Cash and cash equivalents	$22,938	$—	$—
Short-term investments	199,171	—	—
Short-term investments held by Symphony Icon, Inc.	36,666	—	—
Total cash and cash equivalents and investments	$258,775	$—	$—

The table presented below summarizes the change in consolidated balance sheet carrying value associated with Level 3 financial assets for the year ended December 31, 2008.

Long-term Investments
(in thousands)
Balance at December 31, 2007	$—
Unrealized losses included in earnings as loss on long-term investments	(13,374)
Unrealized gains included in earnings as gain on long-term investments	12,060
Net sales and settlements	(21,050)
Transfers into Level 3	78,050
Balance at December 31, 2008	$55,686

6. Property and Equipment

Property and equipment at December 31, 2008 and 2007 are as follows:

	Estimated Useful Lives	As of December 31,
	In Years	2008	2007
		(In thousands)
Computers and software	3-5	$12,328	$12,166
Furniture and fixtures	5-7	7,648	7,594
Laboratory equipment	3-7	39,385	39,427
Leasehold improvements	7-10	9,756	9,740
Buildings	15-40	63,508	63,342
Land	—	3,564	3,564
Total property and equipment		136,189	135,833
Less: Accumulated depreciation and amortization		(71,102)	(65,004)
Net property and equipment		$65,087	$70,829

7. Income Taxes

Lexicon recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements and tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of liabilities and assets using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

The components of Lexicon’s deferred tax assets (liabilities) at December 31, 2008 and 2007 are as follows:

	As of December 31,
	2008	2007
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$159,917	$121,473
Research and development tax credits	25,000	21,291
Stock-based compensation	8,815	7,855
Deferred revenue	6,368	13,478
Other	902	699
Total deferred tax assets	201,002	164,796
Deferred tax liabilities:
Property and equipment	—	(165)
Other	(397)	(394)
Total deferred tax liabilities	(397)	(559)
Less: valuation allowance	(200,605)	(164,237)
Net deferred tax assets	$—	$—

At December 31, 2008, Lexicon had both federal and state NOL carryforwards of approximately $441.5 million and $104.0 million, respectively. The federal and state NOL carryforwards begin to expire in 2011. The Company has R&D tax credit carryforwards of approximately $25.0 million expiring beginning in 2011. Utilization of the NOL and R&D credit carryforwards may be subject to a significant annual limitation due to ownership changes that have occurred previously or could occur in the future provided by Section 382 of the Internal Revenue Code. Based on the federal tax law limits and the Company’s cumulative loss position, Lexicon concluded it was appropriate to establish a full valuation allowance for its net deferred tax assets until an appropriate level of profitability is sustained. During the year ended December 31, 2008, the valuation allowance increased $36.4 million, primarily due to the Company’s current year net loss. Lexicon reversed a previously recorded income tax provision of $119,000 representing alternative minimum tax payable in the year ended December 31, 2006. As of December 31, 2008 and 2007, the Company did not have any unrecognized tax benefits.

The Company is primarily subject to U.S. federal and New Jersey and Texas state income taxes. The tax years 1995 to current remain open to examination by U.S. federal authorities and 2004 to current remain open to examination by state authorities. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2008 and 2007, the Company had no accruals for interest or penalties related to income tax matters.

8. Goodwill and Other Intangible Assets

On July 12, 2001, Lexicon completed the acquisition of Coelacanth Corporation in a merger. Coelacanth, now Lexicon Pharmaceuticals (New Jersey), Inc., forms the core of the Company’s division responsible for small molecule compound discovery. The results of Lexicon Pharmaceuticals (New Jersey), Inc. are included in the Company’s results of operations for the period subsequent to the acquisition.

Goodwill associated with the acquisition of $25.8 million, which represents the excess of the $36.0 million purchase price over the fair value of the underlying net identifiable assets, was assigned to the consolidated entity, Lexicon. There was no change in the carrying amount of goodwill for the year ended December 31, 2008. In accordance with SFAS No. 142, the goodwill balance is not subject to amortization, but is tested at least annually for impairment at the reporting unit level, which is the Company’s single operating segment. The Company performed an impairment test of goodwill on its annual impairment assessment date. This test did not result in an impairment of goodwill.

Other intangible assets represented Coelacanth’s technology platform, which consists of its proprietary ClickChem™ reactions, novel building blocks and compound sets, automated production systems, high-throughput ADMET (Absorption, Distribution, Metabolism, Excretion and Toxicity) capabilities, and its know-how and trade secrets. The Company amortized other intangible assets on a straight-line basis over an estimated life of five years.

The amortization expense for the year ended December 31, 2006 was $0.6 million. Other intangible assets are now fully amortized.

9. Debt Obligations

Genentech Loan: On December 31, 2002, Lexicon borrowed $4.0 million under an unsecured note agreement with Genentech, Inc. The proceeds of the loan were to be used to fund research efforts under the alliance agreement with Genentech discussed in Note 16. On November 30, 2005, the note agreement was amended to extend the maturity date of the loan by one year to December 31, 2006. No other terms of the note agreement were changed. The note permitted the Company to repay the note, at any time, at its option, in cash, in shares of common stock valued at the then-current market price, or in a combination of cash and shares, subject to certain limitations. The note accrued interest at an annual rate of 8%, compounded quarterly. On December 31, 2006, the Company repaid in full the principal and accrued interest outstanding under the note by issuing to Genentech 1,511,670 shares of common stock.

Mortgage Loan: In April 2004, Lexicon purchased its existing laboratory and office buildings and animal facilities in The Woodlands, Texas with proceeds from a $34.0 million third-party mortgage financing and $20.8 million in cash. The mortgage loan has a ten-year term with a 20-year amortization and bears interest at a fixed rate of 8.23%. The buildings and land that serve as collateral for the mortgage loan are included in property and equipment at $63.5 million and $3.6 million, respectively, before accumulated depreciation.

The following table includes the aggregate future principal payments of the Company’s long-term debt as of December 31, 2008:

For the Year Ending December 31
(In thousands)
2009	$963
2010	1,047
2011	1,138
2012	1,230
2013	1,343
Thereafter	24,771
30,492
Less current portion	(963)
Total long-term debt	$29,529

The fair value of Lexicon’s debt financial instruments approximates their carrying value. The fair value of Lexicon’s long-term debt is estimated using discounted cash flow analysis, based on the Company’s estimated current incremental borrowing rate.

UBS Credit Line: In January 2009, Lexicon entered into a credit line agreement with UBS Bank USA that provides up to an aggregate amount of $35.9 million in the form of an uncommitted, demand, revolving line of credit. Lexicon entered into the credit line in connection with its acceptance of an offer from UBS AG, the investment bank that sold Lexicon its auction rate securities, providing Lexicon with rights to require UBS to purchase its $57.0 million (par value) of auction rate securities at par value during the period from June 30, 2010 through July 2, 2012. The credit line is secured only by these auction rate securities and advances under the credit line will be made on a “no net cost” basis, meaning that the interest paid by Lexicon on advances will not exceed the interest or dividends paid to Lexicon by the issuer of the auction rate securities.

10. Arrangements with Symphony Icon, Inc.

On June 15, 2007, Lexicon entered into a series of related agreements providing for the financing of the clinical development of LX6171, LX1031 and LX1032, along with any other pharmaceutical compositions modulating the same targets as those drug candidates (the “Programs”). The agreements include a Novated and Restated Technology License Agreement pursuant to which the Company licensed to Symphony Icon, a wholly-owned subsidiary of Symphony Icon Holdings LLC (“Holdings”), the Company’s intellectual property rights related to the Programs. Holdings contributed $45 million to Symphony Icon in order to fund the clinical development of the Programs.

Under a Share Purchase Agreement, dated June 15, 2007, between the Company and Holdings, the Company issued and sold to Holdings 7,650,622 shares of its common stock on June 15, 2007 in exchange for $15 million and the Purchase Option (as defined below).

Under a Purchase Option Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings, the Company has received from Holdings an exclusive purchase option (the “Purchase Option”) that gives the Company the right to acquire all of the equity of Symphony Icon, thereby allowing the Company to reacquire all of the Programs. The Purchase Option is exercisable by the Company at any time, in its sole discretion, until June 15, 2011 (subject to an earlier exercise right in limited circumstances) at an exercise price of (i) $72 million, if the Purchase Option is exercised before June 15, 2009, (ii) $81 million, if the Purchase Option is exercised on or after June 15, 2009 and before June 15, 2010 and (iii) $90 million, if the Purchase Option is exercised on or after June 15, 2010 and before June 15, 2011. The Purchase Option exercise price may be paid in cash or a combination of cash and common stock, at the Company’s sole discretion, provided that the common stock portion may not exceed 40% of the Purchase Option exercise price. Lexicon has calculated the value of the Purchase Option as the difference between the fair value of the common stock issued to Holdings of $23.6 million and the $15.0 million in cash received from Holdings for the issuance of the common stock. Lexicon has recorded the value of the Purchase Option as an asset, and is amortizing this asset over the four-year option period. The unamortized balance of $5.3 million and $7.4 million is recorded in other assets in the accompanying consolidated balance sheets as of December 31, 2008 and 2007, respectively, and the amortization expense of $2.1 million and $1.2 million is recorded in other expense, net in the accompanying consolidated statements of operations for the years ended December 31, 2008 and 2007, respectively.

Under an Amended and Restated Research and Development Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings (the “R&D Agreement”), Symphony Icon and the Company are developing the Programs in accordance with a specified development plan and related development budget. The R&D Agreement provides that the Company will continue to be primarily responsible for the development of the Programs. The Company’s development activities are supervised by Symphony Icon’s Development Committee, which is comprised of an equal number of representatives from the Company and Symphony Icon. The Development Committee will report to Symphony Icon’s Board of Directors, which is currently comprised of five members, including one member designated by the Company and two independent directors.

Under a Research Cost Sharing, Payment and Extension Agreement, dated June 15, 2007, among the Company, Symphony Icon and Holdings, upon the recommendation of the Development Committee, Symphony Icon’s Board of Directors may require the Company to pay Symphony Icon up to $15 million for Symphony Icon’s use in the development of the Programs in accordance with the specified development plan and related development budget. The Development Committee’s right to recommend that Symphony Icon’s Board of Directors submit such funding requirement to the Company will terminate on the one-year anniversary of the expiration of the Purchase Option, subject to limited exceptions.

In accordance with FIN 46R, Lexicon has determined that Symphony Icon is a variable interest entity for which it is the primary beneficiary. This determination was based on Holdings’ lack of controlling rights with respect to Symphony Icon’s activities and the limitation on the amount of expected residual returns Holdings may expect from Symphony Icon if Lexicon exercises its Purchase Option. Lexicon has determined it is a variable interest holder of Symphony Icon due to its contribution of the intellectual property relating to the Programs and its issuance of shares of its common stock in exchange for the Purchase Option, which Lexicon intends to exercise if the development of the Programs is successful. Lexicon has determined that it is a primary beneficiary as a result of certain factors, including its primary responsibility for the development of the Programs and its contribution of the intellectual property relating to the Programs. As a result, Lexicon has included the financial condition and results of operations of Symphony Icon in its consolidated financial statements. Symphony Icon’s cash and cash equivalents have been recorded on Lexicon’s consolidated financial statements as short-term investments held by Symphony Icon. The noncontrolling interest in Symphony Icon on Lexicon’s consolidated balance sheet initially reflected the $45 million proceeds contributed into Symphony Icon less $2.3 million of structuring and legal fees. As the collaboration progresses, this line item will be reduced by Symphony Icon’s losses, which were $20.0 million and $12.4 million in the years ended December 31, 2008 and 2007, respectively. The reductions to the noncontrolling interest in Symphony Icon will be reflected in Lexicon’s consolidated statements of operations using a similar caption and will reduce the amount of Lexicon’s reported net loss. Through December 31, 2008, Lexicon has not charged any license fees and has not recorded any revenue from Symphony Icon, and does not expect to do so based on the current agreements with Symphony Icon and Holdings.

11. Commitments and Contingencies

Operating Lease Obligations: A Lexicon subsidiary leases laboratory and office space in Hopewell, New Jersey under an agreement that expires in June 2013. The lease provides for two five-year renewal options at 95% of the fair market rent and includes escalating lease payments. Rent expense is recognized on a straight-line basis over the original lease term. Lexicon is the guarantor of the obligation of its subsidiary under this lease. The Company is required to maintain restricted investments to collateralize a standby letter of credit for this lease. The Company had $0.4 million in restricted investments as collateral as of December 31, 2008 and 2007. Additionally, Lexicon leases certain equipment under operating leases.

Rent expense for all operating leases was approximately $2.5 million, $2.5 million and $2.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. The following table includes non-cancelable, escalating future lease payments for the facility in New Jersey:

For the Year Ending December 31
(In thousands)
2009	$2,516
2010	2,518
2011	2,555
2012	2,609
2013	1,304
Total	$11,502

Employment Agreements: Lexicon has entered into employment agreements with certain of its corporate officers. Under the agreements, each officer receives a base salary, subject to adjustment, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The employment agreements are at-will and contain non-competition agreements. The agreements also provide for a termination clause, which requires either a six or 12-month payment based on the officer’s salary and payment of a specified portion of the officer’s bonus target for such year, in the event of termination.

Legal Proceedings: On October 20, 2008, Lexicon received correspondence from counsel to the University of Utah Research Foundation (“UURF”) alleging that Lexicon was in breach of certain obligations purported to exist under its license agreement with GenPharm International, Inc., under which Lexicon obtained a sublicense under certain patents exclusively licensed from UURF by GenPharm, and related letter agreements between Lexicon and UURF governing the payment of royalties. The correspondence alleged that Lexicon breached the relevant agreements by, among other things, purportedly failing to pay all required royalties and ignoring obligations that UURF contends are expressed or implied in the relevant agreements. On December 16, 2008, Lexicon filed a complaint against UURF in the District Court of Montgomery County, Texas seeking a declaration that Lexicon is in full compliance with its license and royalty obligations. On January 26, 2009, UURF filed a notice seeking to remove the case to the United States District Court for the Southern District of Texas. UURF filed an answer and counterclaims on February 2, 2009 asserting breach of contract claims consistent with the claims made by UURF in its October 2008 correspondence and patent infringement which it claims has occurred since approximately December 17, 2008.

Lexicon believes that it has materially complied with all of its obligations under the relevant agreements, including those relating to royalty payments due to UURF, and that UURF’s claims are inconsistent with the express provisions of the relevant agreements. Lexicon accordingly believes UURF’s claims are without merit. While the litigation of these matters is at a very early stage, Lexicon intends to vigorously pursue its complaint against UURF and dispute UURF’s counterclaims.

Lexicon is from time to time party to other claims and legal proceedings that it believes will not have, individually or in the aggregate, a material adverse effect on its results of operations, financial condition or liquidity.

12. Agreements with Invus, L.P.

On June 17, 2007, Lexicon entered into a series of agreements with Invus, L.P. (“Invus”) under which Invus made an investment in the Company’s common stock and has certain other rights described below.

Lexicon entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Invus under which the Company issued and sold to Invus 50,824,986 shares in an initial investment (the “Initial Investment”) and permitted Invus to require, subject to specific conditions, that the Company conduct certain rights offerings (the “Rights Offerings”). In connection with the Securities Purchase Agreement, Lexicon also entered into a Warrant Agreement with Invus under which the Company issued to Invus warrants (the “Warrants”) to purchase 16,498,353 shares of its common stock at an exercise price of $3.0915 per share. The Warrant Agreement provided that, to the extent not previously exercised, the Warrants would terminate concurrently with the closing of the Initial Investment.

Initial Investment: In the Initial Investment, which closed on August 28, 2007, Invus purchased 50,824,986 shares of Lexicon’s common stock for a total of approximately $205.4 million, resulting in net proceeds of $198.0 million after deducting fees and expenses of approximately $7.5 million. Simultaneously with the closing of the Initial Investment, all Warrants issued under the Warrant Agreement terminated unexercised according to their terms. This purchase resulted in Invus’ ownership of 40% of the post-transaction outstanding shares of Lexicon’s common stock.

Rights Offerings: For a period of 90 days following November 28, 2009 (the “First Rights Offering Trigger Date”), Invus will have the right to require Lexicon to make a pro rata offering of non-transferable rights to acquire common stock to all of its stockholders (the “First Rights Offering”) in an aggregate amount to be designated by Invus not to exceed $172.3 million, minus the aggregate net proceeds received in all Qualified Offerings (as defined below), if any, completed prior to the First Rights Offering Trigger Date. The price per share of the First Rights Offering would be designated by Invus in a range between $4.50 and a then-current average market price of the Company’s common stock. The First Rights Offering Trigger Date could be changed to as early as August 28, 2009 with the approval of the members of the Company’s board of directors who are not affiliated with Invus (the “Unaffiliated Board”). All stockholders would have oversubscription rights with respect to the First Rights Offering, and Invus would be required to purchase the entire portion of the First Rights Offering that is not subscribed for by other stockholders.

For a period of 90 days following the date (the “Second Rights Offering Trigger Date”) which is 12 months after (a) Invus’ exercise of its right to require us to conduct the First Rights Offering or (b) if Invus does not exercise its right to require Lexicon to conduct the First Rights Offering, the First Rights Offering Trigger Date, Invus would have the right to require the Company to make a pro rata offering of non-transferable rights to acquire common stock to all of its stockholders (the “Second Rights Offering” and, together with the First Rights Offering, the “Rights Offerings”) in an aggregate amount to be designated by Invus not to exceed an amount equal to $344.5 million, minus the amount of the First Rights Offering, minus the aggregate net proceeds received in all Qualified Offerings, if any, completed prior to the Second Rights Offering Trigger Date. The price per share of the Second Rights Offering would be designated by Invus in a range between $4.50 and a then-current average market price of the Company’s common stock. All stockholders would have oversubscription rights with respect to the Second Rights Offering, and Invus would be required to purchase the entire portion of the Second Rights Offering that is not subscribed for by other stockholders. Lexicon has determined that the First Rights Offering and the Second Rights Offering should be treated as equity instruments in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and accordingly has not recorded a liability for the future settlement of any rights offerings.

A “Qualified Offering” consists of a bona fide financing transaction comprised of Lexicon’s issuance of shares of its common stock at a price greater than $4.50 per share, which transaction is not entered into in connection with the Company’s entry into any other transaction (including, a collaboration or license for the discovery, development or commercialization of pharmaceutical products) involving the purchaser of such common stock. Until the later of the completion of the Second Rights Offering or the expiration of the 90-day period following the Second Rights Offering Trigger Date, Lexicon will not, without Invus’ prior consent, issue any shares of its common stock at a price below $4.50 per share, subject to certain exceptions.

In connection with the Securities Purchase Agreement, Lexicon entered into a Stockholders’ Agreement with Invus under which Invus (a) has specified rights with respect to designation of directors and to participate in future equity issuances by the Company, (b) is subject to certain standstill restrictions, as well as restrictions on transfer and the voting of the shares of common stock held by it and its affiliates, and (c), as long as Invus holds at least 15% of the total number of outstanding shares of the Company’s common stock, is entitled to certain minority protections.

13. Other Capital Stock Agreements

Common Stock: In September 2006, Lexicon issued and sold 1,000,000 shares of its common stock to Azimuth Opportunity Ltd. under its June 2006 equity line agreement with Azimuth at a purchase price of approximately $3.67 per share. After deducting offering expenses, Lexicon received net proceeds from the sale of approximately $3.6 million.

In October 2006, Lexicon completed the registered direct offering and sale of 10,582,011 shares of its common stock to selected institutional investors at a price of $3.78 per share, resulting in net proceeds of $37.5 million, after deducting placement agent fees of $2.4 million and offering expenses of $0.1 million.

14. Stock Options and Warrants

Stock Option Plans

2000 Equity Incentive Plan: In September 1995, Lexicon adopted the 1995 Stock Option Plan, which was subsequently amended and restated in February 2000 as the 2000 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan will terminate in 2010 unless the Board of Directors terminates it sooner. The Equity Incentive Plan provides that it will be administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and types of options to be granted, including number of shares under the option and the exercisability of the shares. The Equity Incentive Plan is presently administered by the Compensation Committee of the Board of Directors.

The Equity Incentive Plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of the Company. The plan also permits the grant of stock bonuses and restricted stock purchase awards. Incentive stock options have an exercise price of 100% or more of the fair market value of our common stock on the date of grant. Nonstatutory stock options may have an exercise price as low as 85% of fair market value on the date of grant. The purchase price of other stock awards may not be less than 85% of fair market value. However, the plan administrator may award bonuses in consideration of past services without a purchase payment. Shares may be subject to a repurchase option in the discretion of the plan administrator. Most options granted under the Equity Incentive Plan become vested and exercisable over a period of four years; however some have been granted with different vesting schedules. Options granted under the Equity Incentive Plan have a term of ten years from the date of grant.

The Board of Directors initially authorized and reserved an aggregate of 11,250,000 shares of common stock for issuance under the Equity Incentive Plan. On January 1 of each year for ten years, beginning in 2001, the number of shares reserved for issuance under the Equity Incentive Plan automatically will be increased by the greater of:
hares reserved for issuance under the Equity Incentive Plan automatically will be increased by the greater of:

•	5% of Lexicon’s outstanding shares on a fully-diluted basis; or

•	that number of shares that could be issued under awards granted under the Equity Incentive Plan during the prior 12-month period;

provided that the Board of Directors may provide for a lesser increase in the number of shares reserved under the Equity Incentive Plan for any year. The total number of shares reserved in the aggregate may not exceed 30,000,000 shares over the ten-year period.

As of December 31, 2008, an aggregate of 26,000,000 shares of common stock had been reserved for issuance, options to purchase 16,336,404 shares were outstanding, and 4,189,629 shares had been issued upon the exercise of stock options issued under the Equity Incentive Plan.

2000 Non-Employee Directors’ Stock Option Plan: In February 2000, Lexicon adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to non-employee directors of the Company. Under the Directors’ Plan, non-employee directors first elected after the closing of the Company’s initial public offering receive an initial option to purchase 30,000 shares of common stock. In addition, on the day following each of the Company’s annual meetings of stockholders, beginning with the annual meeting in 2001, each non-employee director who has been a director for at least six months was automatically granted an option to purchase 6,000 shares of common stock. Beginning with the annual meeting in 2005, the annual grant was increased to an option to purchase 10,000 shares of common stock. Initial option grants become vested and exercisable over a period of five years and annual option grants become vested over a period of 12 months from the date of grant. Options granted under the Directors’ Plan have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and term of ten years from the date of grant.

The Board of Directors initially authorized and reserved a total of 600,000 shares of its common stock for issuance under the Directors’ Plan. On the day following each annual meeting of Lexicon’s stockholders, for 10 years, starting in 2001, the share reserve will automatically be increased by a number of shares equal to the greater of:

•	0.3% of the Company’s outstanding shares on a fully-diluted basis; or

•	that number of shares that could be issued under options granted under the Directors’ Plan during the prior 12-month period;

provided that the Board of Directors may provide for a lesser increase in the number of shares reserved under the Directors’ Plan for any year.

As of December 31, 2008, an aggregate of 650,000 shares of common stock had been reserved for issuance, options to purchase 504,000 shares were outstanding, and no options had been exercised under the Directors’ Plan.

Coelacanth Corporation 1999 Stock Option Plan: Lexicon assumed the Coelacanth Corporation 1999 Stock Option Plan (the “Coelacanth Plan”) and the outstanding stock options under the plan in connection with our July 2001 acquisition of Coelacanth Corporation. The Company will not grant any further options under the plan. As outstanding options under the plan expire or terminate, the number of shares authorized for issuance under the plan will be correspondingly reduced.

The purpose of the plan was to provide an opportunity for employees, directors and consultants of Coelacanth to acquire a proprietary interest, or otherwise increase their proprietary interest, in Coelacanth as an incentive to continue their employment or service. Both incentive and nonstatutory options are outstanding under the plan. Most outstanding options vest over time and expire ten years from the date of grant. The exercise price of options awarded under the plan was determined by the plan administrator at the time of grant. In general, incentive stock options have an exercise price of 100% or more of the fair market value of Coelacanth common stock on the date of grant and nonstatutory stock options have an exercise price as low as 85% of fair market value on the date of grant.

As of December 31, 2008, an aggregate of 85,677 shares of common stock had been reserved for issuance, options to purchase 57,760 shares of common stock were outstanding and 27,917 shares of common stock had been issued upon the exercise of stock options issued under the Coelacanth Plan.

Stock Option Activity: The following is a summary of option activity under Lexicon’s stock option plans:

	2008		2007		2006
(In thousands, except exercise price data)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	16,351	$5.65	15,815	$5.99	13,802	$6.36
Granted	4,077	2.08	2,952	3.85	2,651	4.07
Exercised	(1)	1.89	(516)	1.80	(156)	2.30
Expired	(2,663)	4.32	(1,137)	8.11	(248)	8.96
Forfeited	(866)	3.03	(763)	4.68	(234)	5.23
Outstanding at end of year	16,898	5.13	16,351	5.65	15,815	5.99
Exercisable at end of year	11,410	$6.28	11,946	$6.21	11,675	$6.40

The weighted average estimated grant date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 were $1.43, $2.71 and $2.99, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 were $300, $982,000 and $343,000, respectively. The weighted average remaining contractual term of options outstanding and exercisable was 5.5 and 4.0 years, respectively, as of December 31, 2008. At December 31, 2008, the aggregate intrinsic value of the outstanding options and the exercisable options was $310 and none, respectively.

The following is a summary of the nonvested options as of December 31, 2008, and changes during the year then ended, under Lexicon’s stock option plans:

	Options	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	4,405	$2.96
Granted	4,077	1.43
Vested	(2,128)	3.07
Canceled	(866)	2.10
Nonvested at end of year	5,488	$1.91

Warrants

In connection with the acquisition of Coelacanth in July 2001, Lexicon assumed Coelacanth’s outstanding warrants to purchase 25,169 shares of common stock. The warrants expire on March 31, 2009. The fair value of the warrants was included in the total purchase price for the acquisition. As of December 31, 2008, warrants to purchase 16,483 shares of common stock, with an exercise price of $11.93 per share, remained outstanding.

Aggregate Shares Reserved for Issuance

As of December 31, 2008, an aggregate of 16,914,647 shares of common stock were reserved for issuance upon exercise of outstanding stock options and warrants and 5,601,994 additional shares were available for future grants under Lexicon’s stock option plans.

15. Benefit Plans

Lexicon has established an Annual Profit Sharing Incentive Plan (the “Profit Sharing Plan”). The purpose of the Profit Sharing Plan is to provide for the payment of incentive compensation out of the profits of the Company to certain of its employees. Participants in the Profit Sharing Plan are entitled to an annual cash bonus equal to their proportionate share (based on salary) of 15 percent of the Company’s annual pretax income, if any.

Lexicon maintains a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees. Participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Beginning in 2000, the Company was required to match employee contributions according to a specified formula. The matching contributions totaled $828,000, $862,000 and $907,000, in the years ended December 31, 2008, 2007 and 2006, respectively. Company contributions are vested based on the employee’s years of service, with full vesting after four years of service.

16. Collaboration and License Agreements

Lexicon has derived substantially all of its revenues from drug discovery and development alliances, target validation collaborations for the development and, in some cases, analysis of the physiological effects of genes altered in knockout mice, government grants and contracts, technology licenses, subscriptions to its databases and compound library sales.

Drug Discovery and Development Alliances

Lexicon has entered into the following alliances for the discovery and development of therapeutics based on its in vivo drug target discovery efforts:

Bristol-Myers Squibb Company: Lexicon established an alliance with Bristol-Myers Squibb in December 2003 to discover, develop and commercialize small molecule drugs in the neuroscience field. Lexicon initiated the alliance with a number of drug discovery programs at various stages of development and is continuing to use its gene knockout technology to identify additional drug targets with promise in the neuroscience field. For those targets that are selected for the alliance, Lexicon and Bristol-Myers Squibb are working together, on an exclusive basis, to identify, characterize and carry out the preclinical development of small molecule drugs, and will share equally both in the costs and in the work attributable to those efforts. As drugs resulting from the collaboration enter clinical trials, Bristol-Myers Squibb will have the first option to assume full responsibility for clinical development and commercialization.

Lexicon received an upfront payment of $36.0 million and research funding of $30.0 million in the initial three years of the agreement, or the target function discovery term. This funding was in consideration for access to Lexicon’s technology and infrastructure and for Lexicon’s production and specified phenotypic analysis of knockout mice in support of the target function discovery portion of the alliance. Bristol-Myers Squibb extended the target discovery term of the alliance in May 2006 for an additional two years in exchange for $20.0 million in additional research funding over the two year extension, which commenced in January 2007. This additional funding is in consideration for additional research and phenotypic analysis of knockout mice which supplements the phenotypic analysis conducted in the initial target function discovery term. Lexicon will also receive clinical and regulatory milestone payments for each drug target for which Bristol-Myers Squibb develops a drug under the alliance. Lexicon will earn royalties on sales of drugs commercialized by Bristol-Myers Squibb. The party with responsibility for the clinical development and commercialization of drugs resulting from the alliance will bear the costs of those efforts. The original upfront payment of $36.0 million and research funding of $30.0 million was recognized over the initial estimated period of service of three years. The additional research funding of $20.0 million is being recognized over the estimated performance period of two and one-half additional years subject to the extension, beginning in January 2007. Lexicon recorded a change in estimate that increased net loss and net loss per share by $1.7 million and $0.01 per share, respectively, in the year ended December 31, 2008 due to an increase in estimated performance period of this extension.

The upfront payment of $36.0 million was not related to a deliverable with standalone value at inception, and Lexicon accounted for the entire agreement with Bristol-Myers Squibb as a single unit of accounting. Milestone payments received are in consideration for additional performance. Therefore, Lexicon recognizes revenue from such milestone payments upon achievement of the milestones.

Revenue recognized under this agreement was $9.3 million, $10.0 million and $21.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Genentech, Inc. Lexicon established an alliance with Genentech in December 2002 to discover novel therapeutic proteins and antibody targets. Under the original alliance agreement, Lexicon used its target validation technologies to discover the functions of secreted proteins and potential antibody targets identified through Genentech’s internal drug discovery research. Lexicon received an upfront payment of $9.0 million and funding under a $4.0 million loan in 2002. The terms of the loan are discussed in Note 9. In addition, Lexicon received $24.0 million in performance payments for its work in the collaboration as it was completed. The original upfront payment of $9.0 million was recognized over the initial estimated period of service of three years, which was subsequently extended to three and one-half years.

In November 2005, Lexicon and Genentech expanded the alliance to include additional research, as well as the development and commercialization of new biotherapeutic drugs. Lexicon received a total of $25.0 million in upfront and milestone payments and research funding for the three-year advanced research portion of the expanded alliance. In the expanded alliance, Lexicon conducted advanced research on a broad subset of targets validated in the original collaboration using Lexicon’s proprietary gene knockout technology. The upfront payment under the new agreement was recognized over the estimated period of service of three years.

Lexicon may develop and commercialize drugs for up to six of the targets included in the alliance. Genentech retains an option on the potential development and commercialization of these drugs under a cost and profit sharing arrangement, with Lexicon having certain conditional rights to co-promote drugs on a worldwide basis. Genentech is entitled to receive milestone payments in the event of regulatory approval and royalties on net sales of products commercialized by Lexicon outside of a cost and profit sharing arrangement. Lexicon will receive payments from Genentech upon achievement of milestones related to the development and regulatory approval of certain drugs resulting from the alliance that are developed and commercialized by Genentech. Lexicon is also entitled to receive royalties on net sales of these products, provided they are not included in a cost and profit sharing arrangement. Lexicon retains non-exclusive rights for the development and commercialization of small molecule drugs addressing the targets included in the alliance.

The upfront payment was not related to a deliverable with standalone value at inception and Lexicon accounted for the entire agreement with Genentech as a single unit of accounting. Milestone payments received are in consideration for additional performance. Therefore, Lexicon recognizes revenue from such milestone payments upon achievement of the milestones.

Revenue recognized under this agreement was $4.0 million, $4.3 million and $5.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

N.V. Organon. Lexicon established an alliance with Organon in May 2005 to jointly discover, develop and commercialize novel biotherapeutic drugs. In the alliance, Lexicon is creating and analyzing knockout mice for up to 300 genes selected by the parties that encode secreted proteins or potential antibody targets, including two of Lexicon’s existing drug discovery programs. The parties are jointly selecting targets for further research and development and will equally share costs and responsibility for research, preclinical and clinical activities. The parties will jointly determine the manner in which alliance products will be commercialized and will equally benefit from product revenue. If fewer than five development candidates are designated under the alliance, Lexicon’s share of costs and product revenue will be proportionally reduced. Lexicon will receive a milestone payment for each development candidate in excess of five. Either party may decline to participate in further research or development efforts with respect to an alliance product, in which case such party will receive royalty payments on sales of such alliance product rather than sharing in revenue. Organon will have principal responsibility for manufacturing biotherapeutic products resulting from the alliance for use in clinical trials and for worldwide sales. Organon, formerly a subsidiary of Akzo Nobel N.V., was acquired by Schering-Plough Corporation in November 2007.

Lexicon received an upfront payment of $22.5 million from Organon in exchange for access to Lexicon’s drug target discovery capabilities and the exclusive right to co-develop biotherapeutic drugs for the 300 genes selected for the alliance. Organon will also provide Lexicon with annual research funding totaling up to $50.0 million for its 50% share of the alliance’s costs during this same period.

The upfront payment of $22.5 million was not related to a deliverable with standalone value at inception, and Lexicon accounted for the entire agreement with Organon as a single unit of accounting. Revenue from the upfront payment is recognized on a straight-line basis over the four-year period that Lexicon expects to perform its obligations under the target function discovery portion of the alliance. Revenue from the research funding fees is recognized as Lexicon performs its obligations under the target function discovery portion of the alliance, reflecting the gross amount billed to Organon on the basis of shared costs during the period. Milestone payments received are in consideration for additional performance. Therefore, Lexicon recognizes revenue from such milestone payments upon achievement of the milestones.

Revenue recognized under this agreement was $9.2 million, $13.5 million and $15.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Takeda Pharmaceutical Company Limited. Lexicon established an alliance with Takeda in July 2004 to discover new drugs for the treatment of high blood pressure. In the collaboration, Lexicon used its gene knockout technology to identify drug targets that control blood pressure. Takeda is responsible for the screening, medicinal chemistry, preclinical and clinical development and commercialization of drugs directed against targets selected for the alliance, and bears all related costs. Lexicon received an upfront payment of $12.0 million from Takeda for the initial, three-year term of the agreement. This payment was in consideration for access to Lexicon’s technology and infrastructure during the target discovery portion of the alliance. Takeda will make research milestone payments to Lexicon for each target selected for therapeutic development. In addition, Takeda will make clinical development and product launch milestone payments to Lexicon for each product commercialized from the collaboration. Lexicon will also earn royalties on sales of drugs commercialized by Takeda. The target discovery portion of the alliance, which ended in 2007, had a term of three years.

The upfront payment of $12.0 million was not related to a deliverable with standalone value at inception, and Lexicon accounted for the entire agreement with Takeda as a single unit of accounting. Revenue was recognized from the upfront payment on a straight-line basis over the three-year period Lexicon expected to perform its obligations under the agreement. Milestone payments received are in consideration for additional performance. Therefore, Lexicon recognizes revenue from such milestone payments upon achievement of the milestones.

Revenue recognized under this agreement was $2.3 million and $9.0 million for the years ended December 31, 2007 and 2006, respectively.

Other Collaborations and Arrangements

Lexicon has entered into the following other collaborations and arrangements:

Bristol-Myers Squibb Company. Lexicon entered into a drug target validation agreement with Bristol-Myers Squibb in December 2004. Under this agreement, Lexicon developed mice and phenotypic data for certain genes previously requested by Bristol-Myers Squibb under its LexVision agreement (but that Lexicon was not required to deliver thereunder) and certain additional genes requested by Bristol-Myers Squibb. The collaboration term under the agreement expired after the final phenotypic data set was delivered by Lexicon. The Company received payments totaling $5.0 million under the agreement. Revenue recognized under this agreement was none, $0.2 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Lexicon also entered into separate drug target validation agreements with Bristol-Myers Squibb in January 2006, October 2006 and November 2007, under which Lexicon is developing mice and phenotypic data for certain additional genes requested by Bristol-Myers Squibb under those agreements. The collaboration term under each of these agreements will expire after the final phenotypic data set has been delivered by Lexicon under that agreement. The Company received payments totaling $4.8 million under these agreements through December 31, 2008. Revenue recognized under these agreements was $1.1 million, $1.5 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Genentech, Inc. Lexicon entered into a drug target validation agreement with Genentech, Inc. in February 2007. Under this agreement, Lexicon developed mice with mutations requested by Genentech. The collaboration term under the agreement expired after the final delivery of the selected mice has been performed by Lexicon. The Company received payments totaling $1.0 million under the agreement through December 31, 2008. Revenue recognized under this agreement was $0.1 and $0.9 million for the years ended December 31, 2008 and 2007, respectively.

Texas Institute for Genomic Medicine. In July 2005, Lexicon was awarded $35.0 million from the Texas Enterprise Fund for the creation of a knockout mouse embryonic stem cell library containing 350,000 cell lines using Lexicon’s proprietary gene trapping technology, which Lexicon completed in 2007. Lexicon created the library for the Texas Institute for Genomic Medicine (“TIGM”), a newly formed non-profit institute whose founding members are Texas A&M University, the Texas A&M University System Health Science Center and Lexicon. TIGM researchers may also access specific cells from Lexicon’s current gene trap library of 270,000 mouse embryonic stem cell lines and have certain rights to utilize Lexicon’s patented gene targeting technologies. In addition, Lexicon equipped TIGM with the bioinformatics software required for the management and analysis of data relating to the library. The Texas Enterprise Fund also awarded $15.0 million to the Texas A&M University System for the creation of facilities and infrastructure to house the library. Revenue recognized under this agreement was $0.1 million, $10.6 million and $7.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Lexicon recorded a change in estimate that increased revenue and therefore decreased net loss and net loss per share by $3.7 million and $0.04 per share, respectively, in the year ended December 31, 2007 due to a reduction in the estimated performance period of this agreement.

Under the terms of the award, Lexicon is responsible for the creation of a specified number of jobs beginning in 2012, reaching an aggregate of 1,616 new jobs in Texas by December 31, 2016. Lexicon will obtain credits based on funding received by TIGM and certain related parties from sources other than the State of Texas that it may offset against its potential liability for any job creation shortfalls. Lexicon will also obtain credits against future jobs commitment liabilities for any surplus jobs it creates. Subject to these credits, if Lexicon fails to create the specified number of jobs, the state may require Lexicon to repay $2,415 for each job Lexicon falls short. Lexicon’s maximum aggregate exposure for such payments, if Lexicon fails to create any new jobs, is approximately $14.2 million, without giving effect to any credits to which Lexicon may be entitled. Lexicon has recorded this obligation as deferred revenue in the accompanying consolidated balance sheets. The Texas A&M University System, together with TIGM, has independent job creation obligations and is obligated for an additional period to maintain an aggregate of 5,000 jobs, inclusive of those Lexicon creates.

17. Selected Quarterly Financial Data

The table below sets forth certain unaudited statements of operations data, and net loss per common share data, for each quarter of 2008 and 2007:

(In thousands, except per share data)

	Quarter Ended
	March 31	June 30	September 30	December 31
		(Unaudited)
2008
Revenues	$8,893	$9,566	$7,512	$6,350
Loss from operations	$(24,438)	$(26,386)	$(24,822)	$(20,889)
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(17,950)	$(20,034)	$(23,459)	$(15,417)
Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.13)	$(0.15)	$(0.17)	$(0.11)
Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share	136,795	136,796	136,796	136,797
2007
Revenues	$13,495	$12,648	$10,167	$13,808
Loss from operations	$(19,095)	$(17,950)	$(19,442)	$(18,467)
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(18,915)	$(13,591)	$(14,111)	$(12,177)
Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.24)	$(0.17)	$(0.14)	$(0.09)
Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share	77,938	79,568	104,196	136,794